CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
T. Rowe Price Personal Strategy Funds, Inc.


         We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of T. Rowe Price Personal
Strategy Funds, Inc. (the "Fund") on Form N-1A (File Number 033-53675) of our reports dated June 17, 1998, on our audits of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended May 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

         /s/PricewaterhouseCoopers LLP
         PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
July 30, 1998



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